Exhibit 99.1

PRESS RELEASE

IDT Corporation Announces Management Changes

NEWARK, NJ – October 19, 2011:   IDT Corporation (NYSE: IDT) today announced changes to the positions of certain members of management.

Liore Alroy, currently CEO of IDT Telecom, will move from that post to serve as Deputy Chairman of both IDT Corporation and IDT’s soon to be spun-off subsidiary, Genie Energy Ltd., acting as a non-executive strategic advisor to both entities. Bill Pereira, currently IDT’s CFO, will take over as CEO of IDT Telecom. In addition, Marcelo Fischer, CFO of IDT Telecom will also become Senior Vice-President of Finance of IDT Corporation, responsible for financial operations, reporting and compliance, and serving as its certifying Principal Financial Officer.

As previously disclosed, upon the spin-off, Jim Courter, who has served as Vice Chairman of IDT’s Board of Directors, and Wes Perry, will leave the IDT Board to serve Genie in those capacities.  Bill Pereira will be nominated to the IDT Board following the spin-off.

Howard Jonas, IDT’s Chairman of the Board and Chief Executive Officer and Chairman of the Board of Genie, commented, “The IDT management team we had in place has done a terrific job and we believe that this new structure will best maximize the contributions of our management team at both IDT and Genie.”

The moves are being made in conjunction with the pending spin-off of Genie to IDT’s stockholders, which is expected to take place on October 31, 2011.

Forward-Looking Statements

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation’s Class B Common Stock trades on the New York Stock Exchange under the ticker symbol IDT.

Contact:
IDT Corporation
Investor Relations
Bill Ulrey
Phone: (973) 438-3838
E-mail: invest@idt.net